Robert A. Sternberg
A Professional Law Corporation

4195 E. Thousand Oaks Blvd., Suite 235
Westlake Village, California 91362
805.381.0700 Fax: 805.381.1337

File Number:

Norman Kunin
1390 Redsail Circle
Westlake Village, California 91361

RESIGNATION AS DIRECTOR

I, FEDERICO G. CABO, hereby resign as a corporate director of China Premium Lifestyle Enterprise, Inc., effective at 12:01 p.m. Pacific Daylight Time, March 27, 2008.

Dated: March 27, 2008

FEDERICO G. CABO